UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                             Commission File Number

                                     1-4844
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                               Eckerd Corporation
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             (Exact name of registrant as specified in its charter)


            8333 Bryan Dairy Road, Largo, Florida 33777 (727)395-6000
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     (Address, including zip code and telephone number, including area code of registrant's principal executive offices)


                    9-1/4% Senior Subordinated Notes Due 2004
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            (Title of each class of securities covered by this Form)


                                      None
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       (Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(l)(i)       /X/           Rule 12h-3(b)(l)(i)      /X/
     Rule 12g-4(a)(l)(ii)      / /           Rule 12h-3(b)(l)(ii)     / /
     Rule 12g-4(a)(2)(i)       / /           Rule 12h-3(b)(2)(i)      / /
     Rule 12g-4(a)(2)(ii)      / /           Rule 12h-3(b)(2)(ii)     / /
                                             Rule 15(d)-6             / /

     Approximate number of holders of record as of the certification or notice date: 0
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     Pursuant to the requirements of the Securities  Exchange Act of 1934 Eckerd
Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: March 12, 1999                             By:/s/ Robert E. Lewis
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                                                       Robert E. Lewis
                                               Vice President/General Counsel